                           SCHEDULE 14A INFORMATION

                 Proxy Statement Pursuant to Section 14(a) of
             the Securities Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]
Check the appropriate box:
     Preliminary Proxy Statement
     Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
     Definitive Additional Materials
     Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                             Sara Lee Corporation
                             --------------------
               (Name of Registrant as Specified In Its Charter)


   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1)    Title of each class of securities to which transaction applies:

            ____

     (2)    Aggregate number of securities to which transaction applies:

            ____

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

            ____


     (4)    Proposed maximum aggregate value of transaction:

            ____


     (5)    Total fee paid:

            ____

     Fee paid previously with preliminary materials.
     Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1)    Amount Previously Paid:

     (2)    Form, Schedule oegistration Statement No.:

     (3)    Filing Party:

     (4)    Date Filed:

                                     [LOGO]

                                                              September 21, 2001

Dear Sara Lee Stockholder:

   It is my pleasure to invite you to Sara Lee Corporation's 2001 Annual Meeting of Stockholders. This year's meeting will be held on Thursday, October 25, 2001, at 10:00 a.m. (EDT) in Baltimore, Maryland at the DoubleTree Inn at the Colonnade, 4 West University Parkway. We have changed the location of our annual meeting from Chicago to provide an opportunity for stockholders located in other geographic regions to more conveniently attend the meeting. We chose Baltimore as the location of this year's meeting because Baltimore has the distinction of being the city where Sara Lee was founded, and Maryland is the state in which Sara Lee is incorporated.

   The formal notice of the meeting follows on the next page. We plan to conduct a short meeting focused on the business items listed in the notice of the meeting. Enclosed with this proxy statement are your proxy card and your admission ticket to the meeting, a postage-paid envelope to return your proxy card, and Sara Lee's 2001 Annual Report.

   Two of our directors, Frans Andriessen and Duane Burnham, are retiring from our Board of Directors this year. Frans and Duane have served a combined 18 years as members of our Board. We are deeply grateful to them for their many contributions to the success of Sara Lee Corporation.

   Your vote is important. Whether you plan to attend the meeting or not, you may vote your shares via a toll-free telephone number or over the Internet, or you may sign, date and mail the enclosed proxy card in the envelope provided. Instructions regarding all three methods of voting are contained on the proxy card. If you attend the meeting and prefer to vote in person, you may do so.

                                          Sincerely,
                                          /s/ C. Steven McMillan
                                          C. Steven McMillan
                                          President and Chief Executive
                                           Officer

                                     [LOGO]

               ------------------------------------------------
                               NOTICE OF THE 2001
                         ANNUAL MEETING OF STOCKHOLDERS
               ------------------------------------------------

   The Annual Meeting of Stockholders of Sara Lee Corporation will be held on Thursday, October 25, 2001, at 10:00 a.m. (EDT), in the DoubleTree Inn at the Colonnade, 4 West University Parkway, Baltimore, Maryland for the following purposes:

  1. to elect 15 directors;

  2. to vote on the ratification of the appointment of Arthur Andersen LLP as our independent public accountants for the 2002 fiscal year;

  3. to vote on a stockholder proposal requesting a report regarding Sara Lee's charitable contributions;

  4. to vote on a stockholder proposal regarding genetically engineered foods; and

  5. to transact such other business as may properly come before the meeting.

   Stockholders of record at the close of business on August 31, 2001 are entitled to notice of and to vote at the Annual Meeting.

   Whether or not you plan to attend the meeting, we urge you to vote your shares via the toll-free telephone number or over the Internet, as described in the enclosed materials, or by signing, dating and mailing the enclosed proxy card in the envelope provided.

                                          By Order of the Board of Directors
/s/ Roderick A. Palmore
                                          Roderick A. Palmore
                                          Senior Vice President, General
                                           Counsel and
                                          Secretary

September 21, 2001

                               TABLE OF CONTENTS


                                                                          Page
                                                                          ----
INFORMATION ABOUT SARA LEE CORPORATION...................................   1
INFORMATION ABOUT THE ANNUAL MEETING.....................................   1
  Information About Attending the Annual Meeting.........................   1
  Information About this Proxy Statement.................................   1
  Information About Voting...............................................   2
  Information for Sara Lee Employees Who are Stockholders................   3
  Information Regarding Tabulation of the Vote...........................   3
  Quorum Requirement.....................................................   3
  Information About Votes Necessary for Action to be Taken...............   3
  Other Matters..........................................................   3
ELECTION OF DIRECTORS....................................................   3
MEETINGS AND COMMITTEES OF THE BOARD.....................................   8
DIRECTOR COMPENSATION....................................................   9
SARA LEE STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS.............  10
SARA LEE STOCK OWNERSHIP BY CERTAIN BENEFICIAL OWNERS....................  11
EXECUTIVE COMPENSATION...................................................  11
  Report of the Compensation and Employee Benefits Committee on Executive
   Compensation..........................................................  11
  Performance Graph......................................................  15
  Summary Compensation Table.............................................  16
  Option Grants in Last Fiscal Year......................................  18
  Option Exercises and Fiscal Year-End Values............................  19
  Employment and Consulting Agreements...................................  19
  Severance Plans........................................................  20
  Retirement Plans.......................................................  20
  Compensation Committee Interlocks and Insider Participation............  20
  Section 16(a) Beneficial Ownership Reporting Compliance................  21
REPORT OF THE AUDIT COMMITTEE............................................  21
  Audit Fees.............................................................  22
APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS............................  22
STOCKHOLDER PROPOSAL REQUESTING A REPORT REGARDING SARA LEE'S CHARITABLE
 CONTRIBUTIONS...........................................................  22
  Board of Directors Statement in Opposition to the Stockholder
   Proposal..............................................................  23
STOCKHOLDER PROPOSAL REGARDING GENETICALLY ENGINEERED FOOD IN SARA LEE
 PRODUCTS................................................................  24
  Board of Directors Statement in Opposition to the Stockholder
   Proposal..............................................................  25
OTHER INFORMATION........................................................  26
  Stockholder Proposals for the 2002 Annual Meeting......................  26
  Sara Lee's Form 10-K...................................................  26
  Expenses of Solicitation...............................................  26
APPENDIX A: SARA LEE CORPORATION AUDIT COMMITTEE CHARTER................. A-1

                     INFORMATION ABOUT SARA LEE CORPORATION


   Sara Lee is a global manufacturer and marketer of high-quality, brand-name consumer products. We have operations in 58 countries and market branded consumer products in more than 180 countries. We employ 141,500 people worldwide. The address of our principal executive office is 70 W. Madison Street, Chicago, Illinois 60602-4260. Our telephone number is (312) 726-2600 and our corporate Web site is located at www.saralee.com.


                      INFORMATION ABOUT THE ANNUAL MEETING


Information About Attending the Annual Meeting

   Our Annual Meeting will be held on Thursday, October 25, 2001 at 10:00 a.m.
(EDT), in the Celebration Ballroom of the DoubleTree Inn at the Colonnade, 4 West University Parkway, Baltimore, Maryland. The telephone number of the Inn is (410) 235-5400. Please note that the doors to the meeting room will not open for admission until 9:30 a.m. Your admission ticket is attached to the proxy card included with this proxy statement. If you plan to attend the Annual Meeting, please bring your admission ticket with you.

Information About this Proxy Statement

   General. We sent you these proxy materials because Sara Lee's Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting. If you own Sara Lee common stock in more than one account, such as individually and also jointly with your spouse, you may receive more than one set of these proxy materials. To assist us in saving money and to provide you with better stockholder services, we encourage you to have all your accounts registered in the same name and address. You may do this by contacting Sara Lee's Shareholder Services Department at (888) 422-9881. This proxy statement summarizes information that we are required to provide to you under the rules of the Securities and Exchange Commission and that is designed to assist you in voting your shares. On September 21, 2001, we began mailing these proxy materials to all persons who were stockholders of record as of the close of business on August 31, 2001.

   Electronic Delivery. For next year's annual stockholders meeting, you can help us save significant printing and mailing expenses by consenting to access the proxy statement, proxy card and annual report electronically over the Internet. If you hold your shares in your name (instead of through a broker or other nominee), you can choose this option by following the instructions at the Internet voting website at www.proxyvote.com, which has been established for you to vote your shares for this year's annual meeting. If you hold your shares through a broker or other nominee, you should follow the instructions regarding electronic delivery, if any, provided by your broker or other nominee. Most stockholders who vote their shares for the 2001 Annual Meeting over the Internet will be given the opportunity to consent to future delivery of Sara Lee documents over the Internet. If you are not given an opportunity to consent to delivery over the Internet when you vote your proxy, you may contact the bank, broker or other holder of record through which you hold your shares and inquire about the availability of Internet delivery. You also can access our 2001 proxy statement and annual report via the Internet on the Investor Relations page of our corporate Web site at www.saralee.com. If you choose to receive your proxy materials and annual report electronically, then prior to next year's annual meeting you will receive e-mail notification when the proxy materials and annual report are available for your on-line review over the Internet. Your choice for electronic distribution will remain in effect indefinitely, unless you revoke your choice by sending written notice of revocation to: Shareholder Services Department, Sara Lee Corporation, 70 W. Madison Street, Chicago, Illinois 60602-4260.

   Householding. The Securities and Exchange Commission recently adopted amendments to its rules regarding delivery of proxy statements and annual reports to stockholders sharing the same address. We may now satisfy these delivery rules by delivering a single proxy statement and annual report to an address shared by two or more of our stockholders. This delivery method is referred to as "householding" and also can result in significant cost savings for us. In order to take advantage of this opportunity, we have delivered only one proxy statement and annual report to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We undertake to deliver promptly, upon written or oral request, a separate copy of the proxy statement or annual report, as requested, to any stockholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of a proxy statement or annual report, either now or in the future, send your request in writing to us at the following address: Shareholder Services Department, Sara Lee Corporation, 70 W. Madison Street, Chicago, Illinois 60602-4260.

   If you are currently a stockholder sharing an address with another stockholder and wish to have your future proxy statements and annual reports householded (i.e., receive only one copy of each document for your household), please contact us at the above address.

Information About Voting

   Stockholders can vote in person at the Annual Meeting or by proxy. There are three ways to vote by proxy:

  . By Telephone -- Stockholders located in the U.S. can vote by telephone by calling (800) 690-6903 and following the instructions on the proxy card;

  . By Internet -- You can vote over the Internet at www.proxyvote.com by following the instructions on the proxy card; or

  .By Mail -- You can vote by mail by signing, dating and mailing the enclosed proxy card.

   If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Telephone and Internet voting also will be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to attend the Annual Meeting and vote your shares in person, you should contact the broker or agent in whose name your shares are registered to obtain a broker's proxy card and bring it and your admission ticket to the Annual Meeting in order to vote.

   If you vote by proxy, the individuals named on the card (your proxies) will vote your shares in the manner you indicate. You may specify whether your shares should be voted for all, some or none of the nominees for director and whether your shares should be voted for or against each of the other proposals. If you sign and return the card without indicating your instructions, your shares will be voted as follows:

  .For the election of the 15 nominees for directors;

  . For the ratification of the appointment of Arthur Andersen LLP as our independent public accountants for the 2002 fiscal year; and

  .Against both stockholder proposals.

   You may revoke or change your proxy at any time before it is exercised by sending a written revocation to Sara Lee's Secretary, Roderick A. Palmore, by providing a later dated proxy, by voting in person at the Annual Meeting or granting a proxy through the Internet or telephone. Your most current telephone or Internet proxy is the one that is counted.

   Each share of Sara Lee common stock is entitled to one vote. As of August 31, 2001, there were 783,488,307 shares of common stock outstanding. Each share of Series A ESOP Convertible Preferred Stock held in the Sara Lee Employee Stock Ownership Plan (ESOP Stock) is entitled to 10.264 votes. As of August 31, 2001, there were 3,199,881 shares of ESOP Stock outstanding. The common stock and the ESOP Stock vote together on all matters as a single class.

Information for Sara Lee Employees Who are Stockholders

   If you are one of our many employees who is a stockholder and you participate in the Employee Stock Ownership Plan (the ESOP), in the Sara Lee Common Stock Fund under any of Sara Lee's retirement or savings plans (the Savings Plans), or in Sara Lee's Dividend Reinvestment Plan, you will receive one proxy for all accounts registered in the same name. If all of your accounts are not registered in the same name, you will receive a separate proxy for each account that is registered in a different name. If you participate in the ESOP or the Savings Plans, your proxy card will serve as voting instructions for the trustees of those plans for shares allocated to your account, as well as a proportionate share of any unallocated shares and unvoted shares. If you fail to give voting instructions to the trustees, your shares will be voted by the trustees in the same proportion as shares held by the trustees for which voting instructions have been received.

Information Regarding Tabulation of the Vote

   Sara Lee has a policy that all proxies, ballots and votes tabulated at a meeting of stockholders are confidential, and the votes will not be revealed to any Sara Lee employee or anyone else, other than to the non-employee tabulator of votes or an independent election inspector, except (1) as necessary to meet applicable legal requirements, or (2) in the event a proxy solicitation in opposition to the election of the Board of Directors is filed with the Securities and Exchange Commission. Representatives of ADP Investor Communication Services will tabulate votes and act as Inspectors of Election at this year's Annual Meeting.

Quorum Requirement

   A quorum is necessary to hold a valid meeting. If stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting are present in person or by proxy, a quorum will exist. Abstentions and broker non-votes are counted as present for establishing a quorum. A broker non-vote occurs when a broker votes on some matter on the proxy card but not on others because the broker does not have the authority to do so.

Information About Votes Necessary for Action to be Taken

   Fifteen directors will be elected at the Annual Meeting by a plurality of all the votes cast at the Annual Meeting, meaning that the 15 nominees for director who receive the most votes will be elected. In an uncontested election for directors, the plurality requirement is not a factor. Other matters to be considered at the Annual Meeting require an affirmative vote of the majority of all votes cast on the matter. Abstentions and broker non-votes will have no effect on any of the items to be presented at the Annual Meeting.

Other Matters

   The Board of Directors does not intend to present any business at the Annual Meeting other than the proposals discussed in this proxy statement. Under our Bylaws, generally no business besides the four proposals discussed in this proxy statement may be transacted at the Annual Meeting. However, if any other matter properly comes before the Annual Meeting, including any stockholder proposal omitted from the proxy statement and form of proxy pursuant to the rules of the Securities and Exchange Commission, your proxies will act on such matter in their discretion.


                             ELECTION OF DIRECTORS


   Sara Lee's directors are elected each year by the stockholders at the Annual Meeting. We do not have a staggered board. Fifteen directors will be elected at this year's Annual Meeting. Each director's term lasts until the 2002 Annual Meeting of Stockholders and until he or she is succeeded by another qualified director who has been elected. All the nominees are currently directors. Mr. Steve McMillan and Mr. Cary McMillan are not related. On October 5, 2001 (when Mr. Bryan becomes 65 years of age), Mr. Bryan will retire as Chairman of the Board, and Mr. Steve McMillan will assume the additional position of Chairman.

   Frans H.J.J. Andriessen and Duane L. Burnham are retiring from the Board. Mr. Andriessen has served as a Sara Lee director for 8 years and Mr. Burnham has served as a Sara Lee director for 10 years. We are deeply grateful to Messrs. Andriessen and Burnham for the many important contributions they have made to Sara Lee's success, and we extend our very best wishes to them and their families.

   Sara Lee's Bylaws provide that the size of the Board of Directors shall be fixed, and may be modified, from time to time by resolution of the Board. The directors have adopted a resolution reducing the size of the Board from 17 members to 15 members, effective upon the retirement of Messrs. Andriessen and Burnham.

   If a nominee is unavailable to serve as a director, the proxy holders may vote for another nominee proposed by the Board, or the Board may reduce the number of directors to be elected at the Annual Meeting. The following information is furnished with respect to each nominee for election as a director. The ages of the nominees are as of October 25, 2001.

[PHOTO]
                PAUL A. ALLAIRE Chairman of the Board of Xerox Corporation (information processing) since May 2000. Mr. Allaire also served as Chairman and Chief Executive Officer of Xerox Corporation from 1991 until April 1999, and again from May 2000 until August 2001. Mr. Allaire became a director of Sara Lee in 1989. He is a director of Lucent Technologies, priceline.com and GlaxoSmithKline Beecham plc. Mr. Allaire is chairman of the board of the Ford Foundation and also serves on the board of directors for the Council on Competitiveness, the Council on Foreign Relations, the New York City Ballet, Outward Bound and FIRST. He is a member of the Business Council and the National Academy of Engineering. He is a trustee of Worcester Polytechnic Institute and Carnegie-Mellon University. Age 63.

[PHOTO]
                JOHN H. BRYAN Chairman of the Board of Sara Lee Corporation since 1976. Mr. Bryan served as Chief Executive Officer from 1976 to July 2000 and he became a director of Sara Lee in 1974. He is a director of BP Amoco p.l.c., Bank One Corporation, General Motors Corporation and Goldman Sachs Group, Inc. Mr. Bryan is a past Chairman and a director of the Grocery Manufacturers of America, Inc., a member and past vice chairman of The Business Council and a director and past national Chairman of the Business Committee for the Arts. He is the past Chairman of Catalyst and a trustee of the University of Chicago, Chairman of the Board of Trustees of The Art Institute of Chicago and former Chairman of the Chicago Council on Foreign Relations. Age 65.

[PHOTO]
                CHARLES W. COKER Chairman of the Board of Sonoco Products Company (packaging products manufacturer) since 1990. Mr. Coker also served as Chief Executive Officer of Sonoco Products Company from 1990 to 1998. He became a director of Sara Lee in 1986. Mr. Coker also is a director of Bank of America Corporation, Springs Industries, Inc. and Progress Energy, Inc. He is Chairman of the Board of Hollings Cancer Center. Age 68.

[PHOTO] JAMES S. CROWN General Partner of Henry Crown and Company (Not Incorporated) (diversified investments) since 1985. He became a director of Sara Lee in 1998. Mr. Crown also is a director of General Dynamics Corporation and Bank One Corporation. He also serves as a trustee of the University of Chicago, the Chicago Symphony Orchestra and the Museum of Science and Industry (Chicago). Age 48.

[PHOTO] WILLIE D. DAVIS President and Chief Executive Officer of All-Pro Broadcasting, Inc. (radio stations), a privately owned company, since 1978. Mr. Davis became a director of Sara Lee in 1983. He also is a director of The Dow Chemical Company, Kmart Corporation, Alliance Bank (Culver City, California), Johnson Controls Inc., MGM Grand, Inc., Strong Fund, Checkers Hamburgers, Inc., Bassett Furniture, Manpower Foundation, MGM Inc. and Wisconsin Energy, Inc. He also serves on the Board of Directors of the Green Bay Packers and the Kauffman Foundation. Mr. Davis is a trustee of the University of Chicago and Marquette University. Age 67.

[PHOTO] VERNON E. JORDAN, JR. Senior Managing Director of Lazard Freres & Co., LLC (investment bank) and of counsel to Akin, Gump, Strauss, Hauer & Feld L.L.P. (law firm) since January 2000. Mr. Jordan became a director of Sara Lee in 1989. He was a senior partner of Akin, Gump, Strauss, Hauer & Feld L.L.P. from 1982 to 1999 and he served as President of the National Urban League, Inc. from 1972 to 1982. Mr. Jordan is a director of America Online Latin America, Inc., American Express Company, Callaway Golf Company, Dow Jones & Company, Inc., Shinsei Bank, Ltd., J.C. Penney Company, Inc., Revlon Inc., Xerox Corporation and Clear Channel Communications, Inc.
                Mr. Jordan is a trustee of Howard University. He also is a director of the LBJ Foundation and serves on the International Advisory Boards of DaimlerChrysler, Fuji Bank and Barrick Gold. Age 66.

[PHOTO] JAMES L. KETELSEN Chairman of the Board and Chief Executive Officer of Tenneco Inc. (diversified industrial corporation) from 1978 to 1992 (retired). Mr. Ketelsen became a director of Sara Lee in 1982. Age 70.

[PHOTO] HANS B. van LIEMT Retired Chairman of the Board of Management of DSM NV (chemicals) from 1984 to 1993. Mr. van Liemt became a director of Sara Lee in 1994. He is Chairman of the Supervisory Board of Sara Lee/DE N.V., a subsidiary of Sara Lee. Mr. van Liemt is Chairman of the Supervisory Boards of Gamma Holding NV, Oce-Van der Grinten NV and Stienstra Holding B.V. He is also Vice Chairman of the Supervisory Board of ABN-AMRO Holding NV. He is Chairman of the boards of the Preference Shares Foundation of Koninklijke PTT NV, the Preference Shares Foundation of Philips NV and the Preference Shares Foundation of EVC International. Age 68.

[PHOTO] JOAN D. MANLEY Retired Group Vice President and retired director of Time Incorporated (communications) from 1978 to 1984. Mrs. Manley became a director of Sara Lee in 1982. She is also a director of Dreyfus Founders Funds. Age 69.

[PHOTO] CARY D. McMILLAN Executive Vice President of Sara Lee Corporation since January 2000 and Chief Financial and Administrative Officer of Sara Lee since 1999. He became a director of Sara Lee in January 2000. Mr. McMillan also is a member of the supervisory board of Sara Lee/DE N.V., a subsidiary of Sara Lee. From 1980 to 1999, Mr. McMillan was employed by Arthur Andersen LLP, most recently serving as the managing partner of Arthur Andersen's Chicago office. He is a member of the Boards of Trustees of The Art Institute of Chicago, the Chicago Symphony Orchestra and Window To The World Communications. He also is a member of the American Institute of Certified Public Accountants and the Illinois Certified Public Accountants Society. Age 43.

[PHOTO] C. STEVEN McMILLAN President and Chief Executive Officer of Sara Lee Corporation since July 2000 and, beginning October 5, 2001, also Chairman of the Board. Mr. McMillan served as President and Chief Operating Officer of Sara Lee from 1997 to July 2000, Executive Vice President from 1993 to 1997 and Senior Vice President from 1986 to 1993. Mr. McMillan became a director of Sara Lee in 1993. He is also a director of Monsanto Corporation, Pharmacia Corporation and Bank of America Corporation. Mr. McMillan is a member of the Advisory Boards of the Stedman Nutrition Center of the Duke University Medical School and the J.L. Kellogg Graduate School of Management at Northwestern University. He is a member of the Supervisory Board of Sara Lee/DE N.V., a subsidiary of Sara Lee. He is Chairman of the Board of the Joffrey Ballet and is a trustee of the Chicago Symphony Orchestra. Mr. McMillan is also on the Boards of the Grocery Manufacturers of America and the Chicago Council on Foreign Relations. He is a member of The Business Council, The Business Roundtable, the Economic Club of Chicago, and The Executives' Club of Chicago. Age 55.

[PHOTO]
                FRANK L. MEYSMAN Executive Vice President of Sara Lee Corporation since 1997. Prior to 1997, Mr. Meysman served in a number of senior executive positions at Sara Lee. Mr. Meysman has also been Chairman of the Board of Management of Sara Lee/DE N.V., a subsidiary of Sara Lee, since 1994. Mr. Meysman became a director of Sara Lee in 1997. In addition to his management responsibility for Sara Lee's Coffee and Tea and Household Products lines of business, Mr. Meysman manages Sara Lee's businesses in the Asia-Pacific region. He is a member of the Supervisory Board of VNU, a Netherlands-based publishing company, GIMV, a Belgium-based investment company, and Grontmij, a Netherlands-based engineering company. Age 49.

[PHOTO]
                ROZANNE L. RIDGWAY Former Assistant Secretary of State for European and Canadian Affairs (1985-1989) and, since July 1994, Chair (non-executive) of the Baltic American Enterprise Fund. Ambassador Ridgway became a director of Sara Lee in 1992. Ambassador Ridgway served in the U.S. Foreign Service from 1957 until her retirement in 1989, including assignments as Ambassador for Oceans and Fisheries Affairs, Ambassador to Finland, and Ambassador to the German Democratic Republic. Ambassador Ridgway is a director of The Boeing Company, Emerson Electric Company and 3M Company. She serves on the Board of the New Perspective Fund. Ambassador Ridgway is also a trustee of the Center for Naval Analysis, the National Geographic Society and Hamline University, a member of the American Academy of Diplomacy and a Fellow of the National Academy of Public Administration. She also served as President (1989-1993) and Co-Chair (1993-1996) of the Atlantic Council of the United States. Age 66.

[PHOTO]
                RICHARD L. THOMAS Retired Chairman of First Chicago NBD Corporation and The First National Bank of Chicago from 1992 to 1996. Mr. Thomas became a director of Sara Lee in 1976. He is also a director of The PMI Group, Inc., Sabre Holdings Corporation, eXcelon Corporation and IMC Global, Inc. Mr. Thomas is a life trustee of the Chicago Symphony Orchestra and a trustee of Rush-Presbyterian-St. Luke's Medical Center (Chicago), Northwestern University and Kenyon College. Age 70.

[PHOTO]
                JOHN D. ZEGLIS Chairman and Chief Executive Officer of AT&T Wireless Group (wireless communications) since December 1999. Mr. Zeglis joined AT&T Corp. in 1984 and, prior to becoming President of AT&T Corp. in 1997, he served in a number of senior executive positions at the company. Mr. Zeglis became a director of Sara Lee in 1998. Mr. Zeglis has served as a director of AT&T Corp. since 1997. He also is a director of Helmerich & Payne, Inc. and Georgia Pacific Corp., and a trustee of the Culver Educational Foundation. Mr. Zeglis is also on the Board of Trustees for the United Negro College Fund and a member of the University of Illinois Business Advisory Council. He also serves on the Board of the Rural School and Community Trust. Age 54.

   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE FOR ALL OF THE
NOMINEES.

                      MEETINGS AND COMMITTEES OF THE BOARD


   The Board of Directors held six meetings during the 2001 fiscal year. In addition to meetings of the full Board, directors also attended meetings of Board committees. All of the directors, except Mr. Allaire, attended at least 75% of all the meetings of the Board held during the fiscal year and all meetings of the Board committees on which he or she served during the fiscal year. The Board of Directors has standing audit, board affairs and corporate governance, compensation and employee benefits, executive, employee and public responsibility, and finance committees. The following table shows the membership of these committees.

                                Committee Membership Roster
-----------------------------------------------------------------------------------------
                                   Board
                                  Affairs
                                    and     Compensation            Employee and
                                 Corporate  and Employee               Public
           Name            Audit Governance   Benefits   Executive Responsibility Finance
-----------------------------------------------------------------------------------------
  Paul A. Allaire                     X           X           X           X*
-----------------------------------------------------------------------------------------
  Frans H.J.J. Andriessen                                                 X           X
-----------------------------------------------------------------------------------------
  John H. Bryan                       X                       X*          X           X
-----------------------------------------------------------------------------------------
  Duane L. Burnham            X       X                       X                       X*
-----------------------------------------------------------------------------------------
  Charles W. Coker            X       X           X*          X
-----------------------------------------------------------------------------------------
  James S. Crown                                  X                                   X
-----------------------------------------------------------------------------------------
  Willie D. Davis             X                                                       X
-----------------------------------------------------------------------------------------
  Vernon E. Jordan, Jr.                                                   X           X
-----------------------------------------------------------------------------------------
  James L. Ketelsen           X                                           X
-----------------------------------------------------------------------------------------
  Hans B. van Liemt                   X           X           X                       X
-----------------------------------------------------------------------------------------
  Joan D. Manley                                  X                                   X
-----------------------------------------------------------------------------------------
  Cary D. McMillan                                                        X           X
-----------------------------------------------------------------------------------------
  C. Steven McMillan                  X                       X           X           X
-----------------------------------------------------------------------------------------
  Frank L. Meysman                                                        X           X
-----------------------------------------------------------------------------------------
  Rozanne L. Ridgway          X*      X                       X           X
-----------------------------------------------------------------------------------------
  Richard L. Thomas           X       X*          X           X
-----------------------------------------------------------------------------------------
  John D. Zeglis              X                                           X

--------
* Committee Chair

   Audit Committee. The Audit Committee is comprised of seven directors and provides oversight regarding accounting, auditing and financial reporting practices of Sara Lee. Each member of the Audit Committee is an independent director, as defined in the listing standards of the New York Stock Exchange. The Audit Committee met four times during the year. The Board of Directors has approved a written charter governing the Committee, a copy of which is included in this proxy statement as Appendix A.

   Board Affairs and Corporate Governance Committee. The Board Affairs and Corporate Governance Committee reviews and considers directorship policies and practices from time to time, screens and recommends candidates for director, and reviews the management succession plan and executive resources. The Board Affairs and Corporate Governance Committee met once during the year. Candidates for director suggested by stockholders are considered by the Board Affairs and Corporate Governance Committee. Such suggestions, together with biographical information about the suggested candidate, should be submitted to the Secretary, Roderick A. Palmore, Sara Lee Corporation, Three First National Plaza, 70 W. Madison Street, Chicago, Illinois 60602-4260.

   Compensation and Employee Benefits Committee. The Compensation and Employee Benefits Committee reviews and approves Sara Lee's compensation philosophy covering corporate officers and other key management employees; reviews the competitiveness of Sara Lee's total compensation practices; determines the annual base salaries and incentive awards to be paid to executive officers and approves the annual salaries of all corporate officers and certain other executives; reviews and approves salary ranges for corporate officers and other key management employees; approves the terms and conditions of proposed incentive plans applicable to corporate officers and other key management employees; approves and administers Sara Lee's employee benefit plans; and reviews and approves special hiring and severance arrangements with executive officers. None of the members of the Committee is, or has ever been, an employee of Sara Lee. The Compensation and Employee Benefits Committee met three times during the year.

   Executive Committee. The Executive Committee exercises the authority of the Board on such matters as are delegated to it by the Board of Directors from time to time and exercises the powers of the Board between meetings of the Board of Directors. The Executive Committee met once during the year.

   Employee and Public Responsibility Committee. The Employee and Public Responsibility Committee provides oversight and guidance in those areas concerning Sara Lee's obligations to its employees and to its major public constituencies, including its stockholders, customers, consumers and the communities in which Sara Lee operates. The Employee and Public Responsibility Committee met three times during the year.

   Finance Committee. The Finance Committee reviews the Corporation's financial policies and performs other duties as requested by the Board of Directors from time to time. The Finance Committee met four times during the year.

                             DIRECTOR COMPENSATION


   Directors who are Sara Lee employees receive no fees for their services as directors. Outside directors receive an annual retainer of $65,000 and an annual grant of options to purchase 10,000 shares of common stock (or 11,000 shares for each director who chairs a committee of the Board). These options have an exercise price equal to the fair market value of Sara Lee's common stock on the date of grant and expire after ten years. The options are generally not transferable, except for transfers to immediate family members. Outside directors may elect to receive common stock, options to purchase common stock, or a combination of stock and options, in lieu of all or a portion of their annual retainer. Directors do not receive any meeting or attendance fees. Directors are eligible to receive restoration stock options upon exercise of their stock options.

   Outside directors may elect to defer part or all of their annual retainer under a non-qualified, unfunded deferred compensation plan. Deferred amounts are invested, at the election of the director, in an interest-bearing account or a stock equivalent account. The amounts deferred, plus interest and any appreciation, are paid in cash on dates selected by the director.

   From time to time Sara Lee has retained Lazard Freres & Co. LLC, an investment banking firm, to provide investment banking advice. Vernon E. Jordan, Jr. is a Senior Managing Director of Lazard Freres & Co. LLC.

                            SARA LEE STOCK OWNERSHIP
                      BY DIRECTORS AND EXECUTIVE OFFICERS


   This table indicates how much common stock and ESOP Stock Sara Lee's executive officers and directors beneficially owned as of August 31, 2001. In general, "beneficial ownership" includes those shares a director or executive officer has the power to vote, or the power to transfer, and stock options that are exercisable currently or become exercisable within 60 days. Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

                                         Options
                                        Currently
                            Shares of  Exercisable    Share Units   Shares of
                             Common   or Exercisable   and Share      ESOP
            Name              Stock   within 60 days Equivalents(1)   Stock
-----------------------------------------------------------------------------
  Paul A. Allaire              24,057       86,736
-----------------------------------------------------------------------------
  Frans H.J.J. Andriessen      14,998       64,863
-----------------------------------------------------------------------------
  John H. Bryan (2)           799,444    3,127,317       799,101        610
-----------------------------------------------------------------------------
  Duane L. Burnham (3)         23,611       60,331
-----------------------------------------------------------------------------
  Charles W. Coker (2)        101,002      114,018         2,313
-----------------------------------------------------------------------------
  James S. Crown               14,300       63,047
-----------------------------------------------------------------------------
  Willie D. Davis              29,110       57,216
-----------------------------------------------------------------------------
  Vernon E. Jordan, Jr.        26,212       78,170
-----------------------------------------------------------------------------
  James L. Ketelsen            35,526      102,655
-----------------------------------------------------------------------------
  Hans B. van Liemt            19,405       56,928
-----------------------------------------------------------------------------
  Paul J. Lustig               55,926      716,805        69,500        397
-----------------------------------------------------------------------------
  Joan D. Manley               53,687       50,968
-----------------------------------------------------------------------------
  Cary D. McMillan (2)          5,730       41,667        96,400
-----------------------------------------------------------------------------
  C. Steven McMillan (2)      285,034    1,595,860       153,372        610
-----------------------------------------------------------------------------
  Frank L. Meysman            129,991      976,331       172,100
-----------------------------------------------------------------------------
  Rozanne L. Ridgway           14,154       57,016
-----------------------------------------------------------------------------
  Richard L. Thomas (2)       396,534       82,864         8,807
-----------------------------------------------------------------------------
  John D. Zeglis                4,869       51,476         4,772
-----------------------------------------------------------------------------
  Directors and Executive
   Officers as a group (27
   persons)                 2,561,087   10,105,143     1,569,798      5,218

--------
(1) Includes restricted share units granted under Sara Lee's 1998 Long-Term Incentive Stock Plan and share unit balances held under the Executive Deferred Compensation Plan and the Director Deferred Compensation Plan. The value of share units and share equivalents mirrors the value of Sara Lee common stock. The amounts ultimately realized by the directors and executives will reflect all changes in the market value of Sara Lee common stock from the date of deferral or accrual until the date of payout. The share units and share equivalents do not have voting rights, but are credited with dividend equivalents.
(2) Includes shares of common stock owned by relatives or held in trusts or partnerships for the benefit of relatives with respect to which the named persons disclaim any beneficial interest.
(3) Includes 23,611 shares of common stock with respect to which Mr. Burnham shares voting and investment power with others.

   As of August 31, 2001, all directors and executive officers as a group beneficially owned 2,561,087 shares of common stock, or .33% of the outstanding shares of common stock, and 5,218 shares of ESOP Stock, or .2% of the outstanding shares of ESOP Stock. No person named in the table owns more than 1% of the outstanding shares of common stock or of the outstanding shares of ESOP Stock. Each share of ESOP Stock is convertible into eight shares of common stock.

                           SARA LEE STOCK OWNERSHIP
                         BY CERTAIN BENEFICIAL OWNERS


   The following table sets forth information regarding each person who we believe, as of August 31, 2001, beneficially owned more than 5% of Sara Lee's outstanding common stock.

                                        Number of Shares
                                          Beneficially        Approximate
Name and Address of Beneficial Owner         Owned        Percentage of Class
------------------------------------    ---------------- ---------------------
Capital Research and Management          58,095,400(1)           7.0%
Company................................
333 South Hope Street
Los Angeles, California 90071
State Street Bank and Trust Company,     47,427,772(2)   5.5% (6.2% voting)(3)
Trustee................................
225 Franklin Street
Boston, Massachusetts 02110

--------
(1) Capital Research and Management Company filed a Schedule 13G with the Securities and Exchange Commission on February 12, 2001 in which it stated that it beneficially owns 58,095,400 shares of our common stock. In its
    Schedule 13G, Capital Research and Management Company states that it holds all of these shares in its capacity as an investment advisor to various investment companies registered under the Investment Company Act of 1940 and it disclaims beneficial ownership of these shares.
(2) State Street Bank and Trust Company, which serves as trustee of Sara Lee's ESOP and Savings Plans, filed a Schedule 13G with the Securities and Exchange Commission on February 9, 2001 disclosing that it beneficially owns 47,427,772 shares of our common stock. According to the Schedule 13G, State Street Bank and Trust Company holds these shares pursuant to its various fiduciary capacities as trustee of Sara Lee's ESOP and Savings Plans. As of August 31, 2001, State Street Bank and Trust Company, as trustee of Sara Lee's ESOP, held 1,505,368 shares of our common stock and 3,199,881 shares of ESOP Stock (which constitute all of the outstanding shares of ESOP Stock), of which 1,402,086 shares (44%) were allocated to participant accounts and 1,797,795 shares (56%) were unallocated shares.
(3) Each share of ESOP Stock is convertible into eight shares of our common stock and each share of ESOP Stock is entitled to 10.264 votes. Our common stock and our ESOP Stock vote together on all matters as a single class.

                            EXECUTIVE COMPENSATION


Report of the Compensation and Employee Benefits Committee on Executive Compensation

   The Compensation and Employee Benefits Committee is comprised of directors who are not employees or former employees of Sara Lee. Our responsibilities as committee members include the approval and administration of the compensation and benefit programs for Sara Lee's named executive officers whose compensation is shown in this proxy statement. To assist us in this process, we use the services of independent executive compensation consulting firms.

  Guiding Compensation Principles:

   Sara Lee's executive compensation program is based upon the following principles. The program will:

  . support the attainment of Sara Lee's long and short-term strategic and financial objectives;

  . align executives' goals with our stockholders;

  . reward executives for continuous improvement in earnings per share and growth in stockholder value;

  . be competitive in comparison with Sara Lee's peer companies;

  . encourage significant ownership of Sara Lee stock; and

  . be performance-based with variable pay constituting a significant portion of total compensation.

  Types of Compensation:

   Sara Lee's executive compensation program consists of two main types of compensation:

   1. Annual compensation includes base salary and annual incentives. The amounts of any annual incentives paid are based upon the degree to which specific financial, strategic and non-financial objectives are accomplished.

   2. Long-term compensation includes stock options and restricted stock units. The value of stock options and restricted stock units depends significantly upon the future value of Sara Lee stock.

  Peer Group:

   The companies used by Sara Lee for compensation comparisons consist of a select group of many of the largest global consumer products companies. Many of these companies are represented in the Peer Composite index shown in the Performance Graph on page 15. This peer group is used for comparisons of all components of the compensation and benefits package.

  Annual Compensation:

   Base Salary: We determine the appropriateness of executives' salaries by considering the responsibilities of their positions, their individual performance and by reference to the median salary levels paid by the peer group. Salary increases are considered annually and are based on both financial and non-financial results achieved by the executive during the preceding fiscal year.

   Bonus Incentives: The annual incentive for the named executive officers is the lesser of:

   1. An incentive pool which is 1.5% of the net income in excess of that necessary to achieve a 10% return on average total common stockholders' equity, with 30% of the incentive pool allocated to the chief executive officer and the remainder divided equally among the other named executive officers, or

   2. An amount which is based upon the achievement of performance goals, set at the beginning of each fiscal year, such as earnings per share, return on capital, operating profit and non-financial objectives such as management development and retention. Target and maximum awards are established as a percent of salary, which if earned, would result in competitive pay for competitive performance.

  Long-Term Compensation:

   Under the 1998 Long-Term Incentive Stock Plan, we annually review and approve awards to Sara Lee's key executives in the form of stock options and restricted stock units. These awards provide a strong incentive for the executives to maximize long-term stockholder value.

   As reported in last year's proxy statement, Sara Lee accelerated the grant of stock options and restricted stock units that would have otherwise appeared in this year's proxy statement. Therefore, the only stock options reported in the Summary Compensation Table for fiscal year 2001 are restoration stock options and options related to Mr. Cary McMillan's election to receive 50% of his 2001 bonus in the form of stock options. The only restricted stock units granted were to Mr. Bryan pursuant to an arrangement he entered into in 1995. Under that arrangement, he agreed to forgo salary increases and perquisites in exchange for restricted stock units in order to maximize Sara Lee's tax deduction of executive compensation under Section 162(m) of the Internal Revenue Code.

   Stock Options: All stock options have an option price equal to the market value of Sara Lee's stock on the grant date and the plan does not permit the repricing of stock options. The maximum term of each grant is typically ten years. The terms and conditions may vary based upon the country in which an employee lives, due to local tax or legal requirements. We establish grant guidelines by executive level as the basis for providing a competitive grant opportunity to executives.

   Restricted Stock Units: The Long-Term Performance Incentive Plan (LTPIP) provides annual grants of performance-based restricted stock units to about 15 participants, including the named executive officers. These restricted stock units may be earned three years after their grant date, based upon achievement of specific earnings per share and return on invested capital goals that we approve at the beginning of each three-year performance cycle. The LTPIP provides that no restricted stock units are earned for performance results at the "Threshold" level and as many as 125% of the original restricted stock units granted may be earned for "Outstanding" results.

   Beginning in fiscal year 2000, instead of the prior practice of participating in the LTPIP, about 135 executives below the corporate officer Senior Vice President level began participating in the Long-Term Restricted Stock Plan (LTRSP). This Plan also provides annual grants of restricted stock units. These restricted stock units may be earned three years after their grant date, based solely upon the participant's continued service with Sara Lee. However, unlike the LTPIP, the LTRSP does not provide the opportunity at the end of the three-year restriction period to receive more than the original number of shares granted.

  Stock Ownership:

   We believe it is important to align executives' interests with those of our stockholders. Sara Lee's key executives have a substantial portion of their incentive pay based upon Sara Lee's stock performance. Because we strongly believe that our executives should have a meaningful ownership interest in Sara Lee, stock ownership guidelines now apply to about 1,300 of Sara Lee's key executives. The ownership requirements range from a minimum of 2,000 to a high of 300,000 shares. Expressed as a percentage of salary, the ownership requirements range from a low of about 30% to a high of about 600% of annual salary for these executives.

   To assist and encourage compliance with these ownership guidelines, Sara Lee uses restoration stock options as a feature within its stock option program. Restoration stock options encourage executives to accumulate shares of Sara Lee stock for purposes of exercising their stock options. Restoration stock options are granted when executives use currently owned shares to purchase the stock option shares. Restoration stock options are subject to the same terms and conditions as the original options they replace, except that the restoration options' exercise price is equal to the market value of Sara Lee's common stock on the date the restoration stock option is granted. A plan participant may receive restoration stock options only twice in the same calendar year.

  Chief Executive Officer's Compensation:

   Mr. Steve McMillan's salary is $1,000,000, which is competitive based upon company size and performance.

   We set specific financial and non-financial performance goals for Mr. Steve McMillan at the beginning of fiscal year 2001 for annual incentive purposes. Diluted earnings per share and return on invested capital results accounted for 77% of his fiscal year 2001 incentive opportunity. The remaining 23% was related to other corporate strategic and individual performance goals. Sara Lee's fiscal year 2001 diluted earnings per share results of $1.36 reflect a modest 1.5% increase, while Sara Lee significantly exceeded its return on invested capital target for that same period. Other projects for which Mr. Steve McMillan was responsible included implementation of Sara Lee's reshaping initiative, which included the divestiture of certain businesses and the continued consolidation of other business units and processes.

   Based upon our assessment of Mr. Steve McMillan's and Sara Lee's performance during fiscal year 2001, he earned an annual incentive payment of $1,305,000 that represents 130.5% of his base salary earnings. This amount was below the maximum award possible under the Performance-Based Annual Incentive Plan.

  Tax Deductibility of Compensation:

   The Internal Revenue Code contains a provision that limits the tax deductibility of certain compensation paid to named executive officers. This provision disallows the deductibility of certain compensation in excess of $1.0 million per year unless it is considered performance-based compensation under the tax code. We have adopted policies and practices that should ensure the maximum tax deduction possible of Sara Lee's incentive compensation programs under Section 162(m) of the tax code. However, we reserve the right to forgo any or all of the tax deduction if we believe it to be in the best long-term interests of our stockholders.

  Summary:

   We believe the compensation programs of Sara Lee remain strategically integrated with Sara Lee's business plan and are properly aligned with stockholders' best interests. The programs over the past year have continued to emphasize the retention of key executives and rewarding them appropriately for results. We continually monitor these programs and change them in recognition of the dynamic, global marketplace in which Sara Lee competes for talent. Sara Lee will continue to emphasize performance and equity-based incentive plans that reward increased stockholders' returns.

                  Compensation and Employee Benefits Committee
  Charles W. Coker, Chairperson, Paul A. Allaire, James S. Crown, Hans B. van
                                     Liemt,
                      Joan D. Manley and Richard L. Thomas

Performance Graph

   Comparison of Five Year Cumulative Total Stockholder Return as of June 30

[Performance Graph]

                       1996 1997 1998 1999 2000 2001
       Sara Lee        100  131  179  148  129  130
       Peer Composite  100  129  157  137  113  134
       S&P 500         100  135  175  215  231  197


Sara Lee has elected to utilize a weighted composite of the S&P Foods, Household Products (Non-Durables) and Textiles (Apparel) Manufacturers Indices because no single standardized industry index represents a comparable peer group. As of June 30, 2001, the three indices are comprised of the following companies: the S&P Foods Index--Campbell Soup Company, ConAgra, Inc., General Mills, Inc., H.J. Heinz Company, Hershey Foods Corporation, Kellogg Company, The Quaker Oats Company, Ralston Purina Group, Sara Lee Corporation, Unilever N.V., Wm. Wrigley Jr. Company; the S&P Household Products Index--The Clorox Company, Colgate-Palmolive Company, Kimberly-Clark Corporation, The Procter & Gamble Company; and the S&P Textiles (Apparel) Manufacturers Index--Liz Claiborne, Inc. and VF Corporation. The returns on the Peer Composite index were calculated as follows: at the beginning of each fiscal year the amount invested in each S&P industry sector index was equivalent to the percentage of Sara Lee's operating profits in its food and beverage, household products and intimates and underwear businesses, respectively, for the preceding year. As a result, the investment allocation was re-weighted each year to reflect the profit percentage change that occurred in Sara Lee's business mix during the prior year.

Summary Compensation Table

   The table below shows the before-tax compensation for C. Steven McMillan, who served as Sara Lee's Chief Executive Officer during fiscal year 2001, and the four next highest compensated executive officers of Sara Lee.

                                                                                 Long-Term
                                          Annual Compensation                  Compensation
                                                    -------------------------------
                                                                              Awards
--------------------------------------------------------------------------------------------------------------------
                                                                                         Securities
                                                            Other Annual   Restricted    Underlying       All Other
                             Fiscal  Salary     Bonus       Compensation     Stock        Options       Compensation
Name and Principal Position   Year     ($)       ($)            ($)       Awards($)(1)     (#)(2)          ($)(3)
--------------------------------------------------------------------------------------------------------------------
 John H. Bryan (4)            2001    928,200 1,299,480       264,372(5)   1,984,095(6)    925,420(7)      135,873
 Chairman of the Board        2000    928,200 1,800,683        50,474      2,830,575     2,000,000         139,602
                                                                                           108,757(7)
                              1999    963,900 1,462,718       287,959      1,189,440       500,000         149,745
                                                                                         1,259,808(7)
--------------------------------------------------------------------------------------------------------------------
 C. Steven McMillan           2001  1,000,000 1,305,000       163,373(8)          --       212,982(7)      142,714
 President and Chief
 Executive                    2000    834,221 1,209,037        11,257      2,376,656     1,200,000          97,724
 Officer                                                                                   311,888(7)
                              1999    769,038   895,391       106,459        600,000       250,000         111,064
                                                                                           220,378(7)
--------------------------------------------------------------------------------------------------------------------
 Cary D. McMillan (9)         2001    570,833   265,438(10)     3,517             --        60,658(10)       4,008
 Executive Vice
 President, Chief             2000    335,641   402,769            --      1,154,913       365,000             667
 Financial and
 Administrative Officer
--------------------------------------------------------------------------------------------------------------------
 Frank L. Meysman (11)        2001    429,111   395,217            --             --            --              --
 Executive Vice
 President                    2000    443,439   494,430            --      1,248,000       471,000              --
                                                                                            25,595(7)
                              1999    462,121   485,566            --             --       178,000              --
--------------------------------------------------------------------------------------------------------------------
 Paul J. Lustig               2001    525,000   404,675         6,077             --       108,411(7)       47,122
 Executive Vice
 President                    2000    495,833   495,109            --      1,261,556       280,000          54,754
                                                                                            85,196(7)
                              1999    456,667   446,620            --        259,200       100,000          53,046
                                                                                           110,157(7)

-------
 (1) This column shows the market value of restricted stock units on the date of grant. Dividends granted on the restricted stock units during the three-year performance cycle are escrowed and the dividends, plus interest on the escrowed dividends, are distributed at the end of the performance cycle in the same proportion as the restrictions on the restricted stock units lapse. The restrictions lapse if, and only to the extent that, certain performance goals are met. To the extent the performance goals are not attained, the restricted stock units and the escrowed dividends and interest are forfeited. In the event of a change of control, the Compensation and Employee Benefits Committee may provide for the vesting of the restricted stock units. The market value and the aggregate number of all restricted stock units held by each officer named above as of June 29, 2001, the last business day of the fiscal year (based on the $18.94 closing price per share of Sara Lee common stock on that day) were as follows: Mr. Bryan, $5,630,104 (297,260); Mr. Steve McMillan, $3,132,676
     (165,400), Mr. Cary McMillan, $1,825,816 (96,400); Mr. Meysman, $3,259,574
     (172,100); and Mr. Lustig, $1,520,882 (80,300).

 (2) In fiscal year 2000, Sara Lee accelerated the grant of stock options and restricted stock units that otherwise would have been granted in fiscal 2001. As a result, the only stock options reported in the Summary Compensation Table for fiscal year 2001 are restoration stock options and options related to Mr. Cary McMillan's election to receive 50% of his fiscal year 2001 bonus in the form of stock options.

 (3) The amounts reported in this column for fiscal year 2001 include (i) all amounts allocated to the following officers under the ESOP and a supplemental benefit plan: Mr. Bryan, $130,430; Mr. Steve McMillan, $101,167; and Mr. Lustig, $32,035; (ii) interest accrued at above-market rates (as defined by the rules of the Securities and Exchange Commission) on compensation deferred for prior periods by the following officers: Mr. Bryan, $5,442; and Mr. Steve McMillan, $3,792; and (iii) premiums paid by Sara Lee in connection with universal life insurance policies which are owned by the following officers: Mr. Steve McMillan, $37,755; Mr. Cary McMillan, $4,008; and Mr. Lustig, $15,087.
 (4) Mr. Bryan's salary has been capped at $928,200 since 1995. His salary for the 1999 fiscal year includes an additional pay period.
 (5) Amount includes $189,359 for personal use of corporate transportation.
 (6) No restricted stock units were granted during fiscal year 2001, except one grant made to Mr. Bryan. In 1995, Sara Lee adopted a plan to maximize Sara Lee's tax deduction for executive compensation. Pursuant to this plan, Mr. Bryan's base salary is capped at $928,200 and the foregone value of his base salary increases and certain perquisites periodically are replaced with restricted stock units.

 (7) These options are restoration stock options granted during fiscal years 1999, 2000 and 2001 and are described in the stock option table on the next page.
 (8) Amount includes $113,356 for personal use of corporate transportation and $45,972 for financial advisory services.
 (9) Mr. Cary McMillan joined Sara Lee during fiscal 2000, so he earned no compensation from Sara Lee in fiscal 1999.
(10) Mr. Cary McMillan earned total bonus compensation of $530,875 during fiscal year 2001. He elected to receive 50% of his bonus compensation in the form of stock options, in lieu of cash, at a five-to-one conversion ratio.
(11) Information contained in this proxy statement regarding Mr. Meysman's compensation has been converted from Dutch guilders to U.S. dollars based upon an average foreign exchange rate. Mr. Meysman's salary, in Dutch guilders, has increased in each of the last three fiscal years; however, on a post-conversion basis, Mr. Meysman's salary has decreased during such years on a U.S. dollar equivalent basis.

Option Grants in Last Fiscal Year

   The following table gives more information on stock options granted during the last fiscal year.

                                                                  Potential Realizable Value at
                                                                     Assumed Annual Rates of
                                                                    Stock Price Appreciation
                                                                         for Option Term
                                                             ------------------------------
                                      % of Total
                        Number of      Options
                       Securities     Granted to
                       Underlying     Employees  Exercise
                     Options Granted  in Fiscal   Price   Expiration    5% (2)
  Name                   (#)(1)          Year     ($/sh)     Date         ($)        10% (2) ($)
---------------------------------------------------------------------------------------------------
                       Restoration
  John H. Bryan         Grants(3)
                         925,420        13.83%   23.6875   8/28/07     8,542,928        19,771,838
---------------------------------------------------------------------------------------------------
  C. Steven            Restoration
   McMillan             Grants(3)
                         212,982         3.18%   24.7188   8/28/07     2,046,836        4,735,466
---------------------------------------------------------------------------------------------------
  Cary D.
   McMillan                --             --        --        --           --               --
---------------------------------------------------------------------------------------------------
  Frank L.
   Meysman                 --             --        --        --           --               --
---------------------------------------------------------------------------------------------------
                       Restoration
  Paul J. Lustig        Grants(3)
                           90             *      19.5625   1/24/06        515             1,145
                          4,309          0.06%   19.5625    7/1/02       7,235            14,710
                         13,198          0.20%   19.5625   8/25/03       38,349           80,206
                         18,135          0.27%   19.5625   1/24/06      103,740          230,786
                         16,813          0.25%   19.5625   8/28/06      108,630          245,461
                         55,866          0.83%   20.1200   4/27/10      617,842         1,520,835
---------------------------------------------------------------------------------------------------
  All Stockholders        N.A.           N.A.      N.A.      N.A.     9.3 billion      23.6 billion

--------
 * Less than .01%
(1) The table includes only restoration stock options granted upon the exercise of existing options. As a special executive retention initiative undertaken during fiscal year 2000, Sara Lee accelerated the typical date of its annual grant of options for fiscal year 2001 from August 2000 to April 2000. As a result, the annual grant of new options for fiscal year 2001 that otherwise would have been listed in this table was made in fiscal year 2000 (in April 2000) and was reported in last year's proxy statement. The grant of a restoration stock option upon the exercise of an existing option is intended to promote increased employee share ownership by encouraging the early exercise of existing options. The grant of a restoration stock option (as described on page 13) does not result in an increase in the total combined number of shares and options held by an employee. The options shown in the table are generally not transferable, except for transfers to immediate family members.
(2) The potential realizable value assumes that the fair market value of Sara Lee common stock on the date the option was granted appreciates at the indicated annual growth rate (which is set by the rules of the Securities and Exchange Commission), compounded annually, for the option term. These growth rates are not intended by Sara Lee to forecast future appreciation, if any, of the price of common stock, and Sara Lee expressly disclaims any representation to that effect.
(3) Restoration stock options are subject to the same terms and conditions as the original stock options they replace, except that the restoration options' exercise price equals 100% of the fair market value of the common stock on the date of grant. Options generally become exercisable in three equal annual installments, on the first three anniversary dates of the date of grant. No option may be exercised until the expiration of one year from the date of grant. In the event of a change of control of Sara Lee, the Compensation and Employee Benefits Committee may provide for appropriate adjustments, including acceleration of vesting.

Option Exercises and Fiscal Year-End Values

   The following table shows the number and value of stock options (exercised and unexercised) for Messrs. Bryan, Steve McMillan, Cary McMillan, Meysman and Lustig during fiscal year 2001.

                                                 Number of Securities
                                                Underlying Unexercised     Value of Unexercised
                                                   Options at Fiscal      In-the-Money Options at
                                                   Year-End (#) (1)       Fiscal Year-End ($) (2)
                                     ------------------------------------------
                        Shares
                      Acquired on
                       Exercise      Value
      Name                (#)     Realized ($) Exercisable Unexercisable Exercisable Unexercisable
--------------------------------------------------------------------------------
  John H. Bryan        1,000,000   3,157,500    3,293,983    1,500,002     141,900       283,800
  C. Steven McMillan     235,289     985,579    1,706,753      883,333     935,115     1,870,225
  Cary D. McMillan            --          --      121,667      243,333     289,521       579,042
  Frank L. Meysman       236,000   1,605,799      936,831      321,000     349,838       696,260
  Paul J. Lustig         150,527     462,457      600,939      275,866      24,462       462,826

--------
(1) Represents the number of shares of common stock underlying options held by each named executive officer.
(2) Calculated based on the closing price of Sara Lee common stock on June 29, 2001 (the last business day of the fiscal year) of $18.94 less the option exercise price. An option is in-the-money if the market value of the common stock subject to the option is greater than the exercise price.

Employment and Consulting Agreements

   Frank L. Meysman has employment agreements with Sara Lee and Sara Lee/DE N.V., a Dutch subsidiary of Sara Lee. Under the agreements, Mr. Meysman currently receives an annual base salary of 1,062,000 Dutch guilders (approximately $430,000). Mr. Meysman also participates in Sara Lee's annual short-term incentive plans, long-term incentive plans and deferred compensation plans on a basis commensurate with other officers of Sara Lee. Mr. Meysman's agreement with Sara Lee may be terminated at any time. His agreement with Sara Lee/DE generally may be terminated upon six months' prior notice, at which time his participation in Sara Lee's plans ceases. Generally, if Mr. Meysman's employment is terminated without cause, he is entitled to severance equal to at least one year's salary plus other benefits which are described below in the description of Sara Lee's severance plans. If Mr. Meysman's employment is terminated at the option of Sara Lee/DE after age 57 1/2, or at his option after age 60, he will be paid 90% of his base salary for the first year following such termination of employment and 80% of his base salary for each year thereafter until he reaches age 62, subject to reduction under certain circumstances. In April 1998, Mr. Meysman was awarded 100,000 restricted share units that will remain restricted until April 2003, at which time the restrictions lapse, provided Mr. Meysman remains continually in the employ of Sara Lee.

   Mr. Meysman received a loan from Sara Lee/DE N.V., the proceeds of which were used to pay Dutch taxes owed by Mr. Meysman upon his receipt of Sara Lee stock options. The maximum amount of the loan outstanding during fiscal year 2001 was approximately 994,000 Dutch guilders (approximately $402,400). The loan accrued interest at a rate of 4% per year.

   John H. Bryan entered into a consulting and retirement agreement with Sara Lee in February 2000. When he becomes 65 on October 5, 2001, Mr. Bryan will retire as Chairman of the Board and will hold the honorary title of Chairman Emeritus. He will retire as an employee of Sara Lee on December 31, 2001. Prior to his retirement, Mr. Bryan will continue to be paid his annual base salary, will continue to participate in Sara Lee's employee benefit plans that are available to executive officers and, subject to the determination of the Compensation and Employee Benefits Committee, will be eligible to receive a prorated performance-based bonus for Sara Lee's 2002 fiscal year and a prorated award under Sara Lee's Long Term Performance Incentive Plan for fiscal years 2000-2002. Following his retirement, Mr. Bryan will serve as a consultant to Sara Lee until June 30, 2009, and he will be paid $500,000 per annum for his consulting services. He also will be provided with an office, administrative assistance and automobile transportation. The agreement also contains standard non-solicitation, non-compete and confidentiality provisions agreed to by Mr. Bryan. Sara Lee has agreed to indemnify Mr. Bryan for claims arising out of his service to Sara Lee as a director, officer, employee or consultant.

Severance Plans

   Sara Lee has a severance policy for all corporate officers of Sara Lee. The policy provides that if an officer's employment is terminated without cause, the officer will receive between 12 and 24 months of salary as severance payments. The amount of actual severance payments depends on the officer's position, length of service and age. Officers also receive a partial payment under the incentive plans applicable to the fiscal year in which the termination occurs. The terminated officer's participation in Sara Lee's insurance plans, except for disability insurance (which ends on the date of termination of employment), will continue for the same number of months for which he or she is receiving severance payments. At the discretion of the Chief Executive Officer of Sara Lee, the severance payments may be increased by up to six months' salary, if the terminated officer is 50 years of age or older, or up to three months' salary, if the terminated officer is 40 to 49 years of age. Severance payments terminate if the terminated officer becomes employed by a competitor of Sara Lee.

Retirement Plans

   The following table shows the approximate annual pension benefits payable under Sara Lee's qualified pension plan, as well as a nonqualified supplemental benefit plan. The compensation covered by the pension program is based on an employee's annual salary and bonus. The amounts payable under the pension program are computed on the basis of a straight-life annuity and are not subject to deduction for Social Security benefits or other amounts. Benefits accrued under a defined benefit supplemental plan with present values exceeding $100,000 for participants age 55 and older and $300,000 for participants who have not yet attained the age of 55 are funded with periodic payments by Sara Lee to individual trusts established by the participants.

                           Estimated Annual Normal Retirement Pension
                           Based Upon the Indicated Credited Service
               --------------------------------------------------------------------------
     Final
    Average
  Compensation        10 Years           15 Years           25 Years            35 Years
-----------------------------------------------------------------------------------------
  $  750,000          $131,250           $196,875           $ 328,125           $ 459,375
   1,000,000           175,000            262,500             437,500             612,500
   1,250,000           218,750            328,125             546,875             765,625
   1,500,000           262,500            393,750             656,250             918,750
   1,750,000           306,250            459,375             765,625           1,071,875
   2,000,000           350,000            525,000             875,000           1,225,000
   2,250,000           393,750            590,625             984,375           1,378,125
   2,500,000           437,500            656,250           1,093,750           1,531,250
   2,750,000           481,250            721,875           1,203,125           1,684,375


   As of August 31, 2001, Messrs. Bryan, Steve McMillan, Cary McMillan and Lustig had 27, 23, one and 10 years of credited service, respectively, under the pension plan, and Mr. Bryan has additional accrued benefits under a predecessor pension plan of a company acquired by Sara Lee. Mr. Meysman does not participate in Sara Lee's pension plans; however he has 11 years of credited service under the pension plans of Sara Lee/DE N.V., a subsidiary of Sara Lee.

Compensation Committee Interlocks and Insider Participation

   During fiscal year 2001, various subsidiaries of Sara Lee spent approximately $2.05 million to purchase trucks trailers, parts and related services from Great Dane Limited Partnership, a limited partnership in which James S. Crown and members of his immediate family have an interest.

Section 16(a) Beneficial Ownership Reporting Compliance

   Due to an administrative oversight, Mr. Steve McMillan failed to timely file one Form 4 with respect to one transaction in Sara Lee common stock completed during fiscal year 2001. The transaction was reported immediately upon discovery of the oversight.


                         REPORT OF THE AUDIT COMMITTEE


   The Audit Committee of Sara Lee's Board of Directors is composed of seven independent directors and operates under a written Charter adopted by the Board of Directors. The Charter is included as Appendix A to this proxy statement. The Committee held four meetings during the last fiscal year. The Committee meets separately at each meeting with Sara Lee's internal and independent auditors. The Committee recommends to the Board of Directors, subject to stockholder ratification, the selection of Sara Lee's independent auditors.

   Management is responsible for Sara Lee's internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of Sara Lee's consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. As provided in its Charter, the Committee's responsibilities include monitoring and oversight of these processes.

   In this context and in accordance with its Charter, the Committee has met and held discussions with management and the independent auditors. Management represented to the Committee that Sara Lee's audited consolidated financial statements for the fiscal year ended June 30, 2001 (the "Financial Statements"), were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the Financial Statements with management and the independent auditors. The Committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

   In addition, the Committee has discussed with the independent auditors the auditors' independence from Sara Lee and its management, including the matters in the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Committee has also considered whether the independent auditors' provision of information technology services and other non-audit services is compatible with maintaining the independent auditors' independence.

   The Committee discussed with Sara Lee's internal and independent auditors the overall scope and plans for their respective audits. The Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of Sara Lee's internal controls, and the overall quality of Sara Lee's financial reporting. The Committee also reviewed and discussed with the independent auditors the fees paid to the independent auditors; these fees are described following this report.

   Based on the Committee's review and discussions of the matters referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the Financial Statements be included in Sara Lee's Annual Report on Form 10-K for the year ended June 30, 2001, for filing with the Securities and Exchange Commission.

                                Audit Committee
 Rozanne L. Ridgway, Chairperson, Duane L. Burnham, Charles W. Coker, Willie D.
          Davis, James L. Ketelsen, Richard L. Thomas, John D. Zeglis

Audit Fees

   The aggregate amounts paid by Sara Lee during fiscal year 2001 to Arthur Andersen LLP, Sara Lee's independent public accountants, are as follows:

   Audit Fees, including services rendered in reviewing
    quarterly financial information and auditing Sara Lees's
    annual financial statements................................. $ 6.6 million
   Financial Information Systems Design and Implementation
    Fees........................................................ $14.4 million
   All Other Fees, including tax planning, fees associated with business dispositions, and due diligence work on
    acquisitions................................................ $16.9 million

The level of non-audit fees in the current year was impacted by a number of one time costs associated with the disposition of businesses, as well as the design and implementation of financial information systems. In considering the independence of Sara Lee's independent auditors, the Audit Committee took into consideration the amount and nature of the fees paid to the firm for non-audit services, as described above.


                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS


   Upon the recommendation of the Audit Committee, the Board of Directors has appointed Arthur Andersen LLP to serve as the independent public accountants of Sara Lee for its fiscal year ending June 29, 2002. The Board seeks to have the stockholders ratify the appointment of Arthur Andersen. Arthur Andersen, which has served as the independent public accountants of Sara Lee since 1965, follows a policy of rotating the partner in charge of Sara Lee's audit every seven years. Representatives of Arthur Andersen will be present at the Annual Meeting to make a statement, if they desire to do so, and to respond to appropriate questions. If the appointment of Arthur Andersen is not ratified by the stockholders, the Board of Directors may appoint other independent public accountants based upon the recommendation of the Audit Committee.

   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR FISCAL YEAR 2002.


    STOCKHOLDER PROPOSAL REQUESTING A REPORT REGARDING SARA LEE'S CHARITABLE
                                 CONTRIBUTIONS



   John Jennings Crapo, 10 Agassiz Street, Apt. #30, Cambridge, Massachusetts 02140-2825, advised Sara Lee that he owns 128 shares of Sara Lee common stock and that he intends to submit the following proposal at the Annual Meeting. The proposal set forth below has been reproduced verbatim in the form in which the proposal was received by Sara Lee, except spelling errors have been corrected and the format has been conformed to the general format of this proxy statement. Text in brackets represents conforming modifications made by Sara Lee.

                              Stockholder Proposal

   Shareholders of Sara Lee Corporation ("[Sara] Lee") recommend that the Board Of Directors ("Board") of [Sara] Lee publish in the Proxy Statement of each stockholder Annual Meeting an Appendix containing an item concerning the charitable donations program of [Sara] Lee for the immediate past calendar year with the following information:

   (i) An explanation of at least five hundred words explaining the standards of [Sara] Lee governing it's donations to United States Internal Revenue Service ("IRS") approved private foundations to include standards denial of such help to the foundations and to other persons.

   (ii) An enumeration of IRS qualifying charities and IRS approved foundations which our Board plans to help in the ensuing calendar year included with each charity and foundation and elucidation of at least twenty-five words how it complied with the standards and procedures enunciated in (i).

   If the directors wish, where it says in shareholder proposal "calendar year" it may use "fiscal year" instead.

                       Supporting Statement Of Proponent

   The shareholder proposal was considered at Chock full o' Nuts Corporation Shareholders Meeting. Mr. John J. Gilbert spoke in favor of it and said anything given away free should be reported to Stockholders.

   The stockholder proposal proponent resubmitted, and Chock full o' Nuts Corporation and Directors failed to include this shareholder proposal in the proxy statement of [Sara] Lee, so it would be again presented, and voted upon again.

   In the second submission proponent discussed various reasons which included Directors arranging for dietary particulars as to what some applicants might have which are medically and financially feasible, and to how the premises might be used for the worthy simply getting inside out of unfavorable climatic circumstances and troubling events proponent cited an incident where he saw an apparently infirm person who had a newspaper being rushed out of an all-night restaurant at Manhattan after having had a meal at a time when only that person and proponent were customers in the brightly lighted restaurants between the bus station and the James Aloysius Farley U.S. Post Office, both facilities which provide full service 24 hours a day, all year long.

   The crafting of the shareholder proposal proponent explained was a revision of one he had submitted. The General Counsel of a New England energy company had crafted it whose CEO is now a national co-czar of energy, and that cooperation came after proponent met with a Former Commissioner of the U.S. Securities and Exchange Commissioner when the Commission was headed by the Honorable Mr. Joseph P. Kennedy that meeting was where coffee, tea and various pastries are sold, along with newspapers, the Commissioner, one of this nations (now late) most well-known securities law professors had nothing in front of him of coffee and other nourishment and no newspaper where he sat at a table.

     Board of Directors Statement in Opposition to the Stockholder Proposal

   In light of the comprehensive information already publicly available about Sara Lee's charitable contributions, including in the biennial report published by the Sara Lee Foundation, Sara Lee believes that the proposal would cause it to incur undue cost and expense to publish duplicative information in its proxy statement and, therefore, is not in the best interests of its stockholders.

   Sara Lee has a long history of charitable giving, devoting resources to volunteerism, product donations, and cash contributions. We believe that the quality of life in the communities in which we operate directly affects the success of our business, and so we dedicate a portion of our corporate resources every year to improving community life. Sara Lee's long-standing policy is to contribute at least 2% of its pretax income to non-profit organizations in the form of cash contributions and product donations. Sara Lee makes a significant percentage of its charitable gifts to the Sara Lee Foundation, the philanthropic organization formed by Sara Lee in 1980. The Foundation directs its grants in three major areas: arts and culture; the needs of people who are homeless, hungry or living in disadvantaged circumstances; and women's issues. Information about Sara Lee Foundation, including the eligibility criteria for grants and the Foundation's award policies and procedures, is readily available to Sara Lee stockholders and the public on the Citizenship page of Sara Lee's corporate Web site at www.saralee.com, on the Sara Lee Foundation Web site at www.saraleefoundation.org, in the Foundation's annual Form 990-PF that it files with the IRS and by contacting the Foundation at 70 W. Madison Street, Chicago, Illinois 60602-4260.

   Sara Lee Foundation also publishes a comprehensive biennial report regarding all grants made by the Foundation and all major gifts awarded by Sara Lee. The organizations and dollar amounts listed in the report reflect all of these charitable contributions for the two-year period covered by the report.

   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST THE STOCKHOLDER PROPOSAL.


STOCKHOLDER PROPOSAL REGARDING GENETICALLY ENGINEERED FOOD IN SARA LEE PRODUCTS


   Susanna Moore, c/o Harrington Investments, 1001 Second Street, Suite 325, Napa, California 94559, and the Community of the Sisters of St. Dominic of Caldwell, NJ, 52 Old Swartswood Station Road, Newton, NJ 07860-5103, have advised Sara Lee that they intend to submit the following proposal at the Annual Meeting. Ms. Moore advised Sara Lee that she owns 900 shares of Sara Lee common stock and the Community of the Sisters of St. Dominic of Caldwell, NJ advised Sara Lee that it owns 200 shares of Sara Lee common stock.

   RESOLVED: Shareholders request that the Board of Directors review our Company's sales of food products containing genetically engineered (GE) ingredients and report to shareholders by August 2002 (at reasonable cost and omitting proprietary information). This report would identify the risks, financial costs and benefits, including environmental impacts of the continued use of genetically engineered crops, organisms, or products thereof from all food products sold under the company's brand names or private labels.

                       Supporting Statement Of Proponent

   International markets for genetically engineered (GE) foods are threatened by extensive resistance:

  . Europe's larger food retailers have committed to removing GE ingredients from their store-brand products, as have some U.S. retailers;

  . In the UK, McDonald's, Burger King, and Kentucky Fried Chicken exclude GE soy and corn ingredients from their menu;

  . McCain Foods of Canada announced it would no longer accept genetically engineered Bt potatoes for their brand-name products (11/99);

  . Gerber Products announced it would not allow GE corn or soybeans in any of their baby foods (7/99);

  . PepsiCo's Frito Lay asked farmers that supply corn for their chips to supply only non-GE corn (1/2000);

  . Since 2000, hundreds of millions of dollars have been spent by food companies in recalling food containing GE corn not approved for human consumption;

  . Once in effect, the Biosafety Protocol, approved by representatives of over 130 countries (1/2000), will require that genetically engineered organisms (GEOs) intended for food, feed and processing must be labeled "may contain GEOs", and countries can decide whether to import those commodities based on a scientific risk assessment.

There is scientific concern that genetically engineered agricultural products may be harmful to humans, animals, or the environment:

  . Some GE crops have been engineered to have higher levels of toxins, such as Bacillus thuringiensis (Bt), to make them insect-resistant;

  . Research has shown that Bt crops are building up Bt toxins in the soil, thereby disturbing soil ecology and impacting beneficial organisms and insects (12/1999,5/2000);

  . The National Academy of Sciences report, Genetically Modified Pest-
    Protected Plants, recommends development of improved methods for identifying potential allergens in GE pest-protected plants. The report found potential gaps in regulatory coverage. (4/2000);

  . Uncertainty about the ecological risks of genetically engineered crops persists. (Science 12/15/2000);

Furthermore, labeling of GE foods is required in the European Union and Japan, proposed in other countries, and favored by between 70% and 94% of people surveyed in numerous opinion polls in the U.S.

   We urge that this report:

     1) identify the scope of the Company's products that are derived from GE ingredients;

     2) identify sources of alternative non-GE food ingredients;

     3) outline a contingency plan for sourcing non-GE ingredients should circumstances so require; and

     4) cite evidence of long-term safety testing that demonstrates that GE crops, organisms, or products thereof are actually safe for humans, animals, and the environment.

   We believe that in undertaking this critical study, our Company addresses issues of financial, legal and reputational risk, competitive advantage, and brand name loyalty in the marketplace.

     Board of Directors Statement in Opposition to the Stockholder Proposal

   Sara Lee is firmly committed to using only ingredients that have been approved by all applicable regulatory authorities. Our products meet or exceed the consumer safety and quality requirements of every country in which our products are sold. We will continue to monitor developments in this field and to act in the best interests of our consumers and our stockholders. However, Sara Lee's management and Board of Directors believe that the proposal set forth above should be rejected for the following reasons.

  . The proposed report would require the disclosure of proprietary and confidential business plans and information, which would compromise the interests of Sara Lee and our stockholders.

   We share and actively support our customers' interests in food safety. We will continue to carefully monitor developments in food safety, including, but certainly not limited to, the use of genetically modified foods. We also will continue to develop plans as required to address business and safety issues as they arise. These issues are critical to our business. However, the publication of our plans would serve only to compromise our efforts and our businesses. The proposed report would require Sara Lee: (1) to make public confidential and proprietary business information regarding our products and our business plans; and (2) to make highly speculative scientific and environmental judgments about issues which Sara Lee is not in a position to independently evaluate. Such a report would not advance consumer safety, but it would jeopardize the business interests of Sara Lee and our stockholders as a result of the publication of our confidential business plans and proprietary information.

  . The proposal requests that Sara Lee conduct and publish an independent scientific evaluation of evidence and testing which goes far beyond Sara Lee's expertise and interests.

   The proposal seeks to require Sara Lee to prepare a report that identifies "the risks, financial costs and benefits, including environmental impacts of the continued use of genetically engineered crops, organisms, or products thereof" from Sara Lee's food products and that "cites evidence of long-term safety testing that demonstrates that GE crops, organisms, or products thereof are actually safe for humans, animals and the environment." No food company has the resources or scientific expertise to independently evaluate the safety of every ingredient in its products. Like all food companies, we rely on, and look to leadership from, governmental agencies, including the United States Department of Agriculture, the Food and Drug Administration and the Environmental Protection Agency, which have been empowered to regulate food safety generally. These agencies have the scientific expertise and legal authority necessary to evaluate the issues and apply uniform resolutions based on sound scientific principles. These agencies have a long history of monitoring and testing food and food ingredients, including genetically modified ingredients. They have developed a coordinated system to ensure that new agricultural biotechnology products are safe for the environment and for animal and human health.

   Sara Lee's highest priority is the safety and purity of its food and beverage products. To that end, Sara Lee will continue to closely monitor all developments concerning genetically modified foods.

   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST THE STOCKHOLDER PROPOSAL.


                               OTHER INFORMATION


Stockholder Proposals for the 2002 Annual Meeting

   Sara Lee's Bylaws provide that in order for a stockholder to nominate a candidate for election as a director at an annual meeting of stockholders or propose business for consideration at such meeting, written notice generally must be delivered to the Secretary of Sara Lee, at Sara Lee's principal executive offices, not later than the close of business on the 90th day, and not earlier than the close of business on the 120th day, prior to the first anniversary of the mailing of the notice for the preceding year's annual meeting. Accordingly, a stockholder nomination or proposal intended to be considered at the 2002 Annual Meeting must be received by the Secretary after the close of business on May 23, 2002, and prior to the close of business on June 23, 2002. Proposals should be mailed to Sara Lee Corporation, to the attention of Sara Lee's Secretary, Roderick A. Palmore, 70 W. Madison Street, Chicago, Illinois 60602-4260. A copy of the Bylaws may be obtained from Roderick A. Palmore, Sara Lee's Secretary, by written request to the same address.

   In addition, if you wish to have your proposal considered for inclusion in Sara Lee's 2002 Proxy Statement, we must receive it on or before May 24, 2002.

Sara Lee's Form 10-K

   A copy of Sara Lee's Annual Report on Form 10-K for the fiscal year ended June 30, 2001, as filed with the Securities and Exchange Commission, will be sent to any stockholder without charge upon written request addressed to Sara Lee Corporation, to the attention of the Investor Relations and Corporate Affairs Department, 70 W. Madison Street, Chicago, Illinois, 60602-4260, or by calling (800) 654-SARA within the U.S., or (201) 433-7522 from outside the U.S. You also may obtain our Annual Report on Form 10-K over the Internet at the Securities and Exchange Commission's website, www.sec.gov.

Expenses of Solicitation

   This solicitation is being made by mail, but may also be made by telephone or in person by Sara Lee officers and employees (without additional compensation). In addition, we have hired Morrow & Co., Inc. for $14,000 plus associated costs and expenses to assist in the solicitation. Sara Lee will reimburse brokerage firms, nominees, custodians and fiduciaries for their out-of-pocket expenses for forwarding proxy materials to beneficial owners and seeking instruction with respect thereto.

                                                                      Appendix A

                              SARA LEE CORPORATION
                            Audit Committee Charter

   1. Composition of the Audit Committee. The Audit Committee shall consist of at least three Directors who (a) are neither officers nor employees of the Corporation; (b) have no relationship to the Corporation that may interfere with the exercise of their independence from management and the Corporation; and (c) otherwise satisfy the applicable requirements under the rules of the New York Stock Exchange, Inc., as such requirements are interpreted by the Board of Directors in its business judgment.

   2. Purposes of the Audit Committee. The purposes of the Audit Committee are to assist the Board of Directors:

    (a) in its oversight of the Corporation's accounting and financial reporting principles and policies and internal audit controls and procedures;

    (b) in its oversight of the Corporation's financial statements and the independent audit thereof;

    (c) in selecting the outside auditors (whether or not subject to ratification by the stockholders), evaluating and, where deemed appropriate, replacing the outside auditors; and

      (d) in evaluating the independence of the outside auditors.

   The function of the Audit Committee is oversight. The management of the Corporation is responsible for the preparation, presentation and integrity of the Corporation's financial statements. Management and the internal auditing department are responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The outside auditors are responsible for planning and carrying out a proper audit and reviews, including reviews of the Corporation's quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures.

   In fulfilling their responsibilities hereunder, it is recognized that members of the Audit Committee are not full-time employees of the Corporation and are not, and do not represent themselves to be, accountants or auditors by profession or experts in the fields of accounting or auditing. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct "field work" or other types of auditing or accounting reviews or procedures, and each member of the Audit Committee shall be entitled to rely, to the maximum extent permitted under applicable law, on (i) the integrity of those persons and organizations within and outside the Corporation from which it receives information and (ii) the accuracy of the financial and other information provided to the Audit Committee by such persons or organizations absent actual knowledge to the contrary (which shall be promptly reported to the Board of Directors).

   The outside auditors for the Corporation are ultimately accountable to the Board of Directors (as assisted by the Audit Committee). The Board of Directors, with the assistance of the Audit Committee, has the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the outside auditors (whether or not subject to ratification by the stockholders).

   The outside auditors shall submit to the Corporation annually a formal written statement delineating all relationships between the outside auditors and the Corporation (a "Statement as to Independence"), addressing at least the matters set forth in Independence Standards Board Standard No. 1.

   3. Duties and Powers of the Audit Committee. The Audit Committee shall have the following duties and powers:

  (a) to recommend annually to the Board of Directors the selection of independent public accountants (whether or not subject to ratification by the stockholders) as the outside auditors to audit the books, records and accounts of the Corporation and its subsidiaries with respect to each of their fiscal years (the "Annual Audit");

  (b) to discuss the scope of the prospective Annual Audit and review the proposed fees to be paid therefor with the outside auditors;

  (c) to ensure that the outside auditors prepare and deliver annually a Statement as to Independence (it being understood that the outside auditors are responsible for the accuracy and completeness of such Statement), to discuss with the outside auditors any relationships or services disclosed in such Statement that may have an impact on the objectivity and independence of the Corporation's outside auditors and to recommend that the Board of Directors take appropriate action in response to such Statement to satisfy itself of the outside auditors' independence;

  (d) to instruct the outside auditors that the outside auditors are ultimately accountable to the Board of Directors and the Audit Committee;

  (e) to review the appointment and replacement of the Vice President-Internal Audit (or other appropriate employee) who has direct responsibility for the internal audit function of the Corporation;

  (f) to advise the Vice President-Internal Audit (or other appropriate employee) that he or she is expected to provide to the Audit Committee summaries of and, as appropriate, the significant reports to management prepared by the internal auditing department and management's responses thereto;

  (g) to advise management, the internal auditing department and the outside auditors that they are expected to provide to the Audit Committee a timely analysis of significant financial reporting issues and practices;

  (h) to review compliance by management of the Corporation with the existing major accounting and financial policies of the Corporation;

  (i) to review, at least annually, the reserves established for contingent liabilities of the Corporation and its subsidiaries;

  (j) to consider any reports or communications (and management's and/or the internal audit department's responses thereto) submitted to the Audit Committee by the outside auditors required by or referred to in Statement on Auditing Standards No. 61, as amended or supplemented;

  (k) to review with management and the outside auditors the audited financial statements to be included in the Corporation's Annual Report on Form 10-K prior to its filing and to review, without the presence of management employees of the Corporation, (i) the results of the Annual Audit with the outside auditors, (ii) the performance, competence and cooperation of the financial officers and staff of the corporate office and operating companies of the Corporation, respectively, and (iii) the adequacy of the Corporation's internal auditing program and internal audit staff;

  (l) to review with a representative of management and the outside auditors the Corporation's (i) interim financial results to be included in the Corporation's quarterly reports on Form 10-Q prior to the filing of the reports and (ii) quarterly and year-end earnings announcements prior to their release. The Chairperson of the Committee, or one or more members of the Committee, may represent the entire Audit Committee for purposes of this review

  (m) to review with the Vice President-Internal Audit (or other appropriate employee) (i) the results of audits performed by the internal audit staff during the immediately preceding fiscal year, (ii) the independence from management of the Corporation of the internal audit function to determine audit scopes and (iii) the overall performance of the internal audit staff;

  (n) to meet, following the completion of the review of the Annual Audit and of the performance, competence, cooperation and adequacy of the financial organization of the Corporation, with the outside auditors and the management of the Corporation for the purpose of discussing and clarifying issues and questions raised by the outside auditors with respect to the Annual Audit, and report the Audit Committee's findings with respect thereto to the Board of Directors within 60 days after the completion of such meetings;

  (o) to obtain from the outside auditors assurance that the audit was conducted in a manner consistent with the procedures set forth in
      Section 10A of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

  (p) to be available from time to time to receive, or at the discretion of the Chairman of the Audit Committee to meet with respect to, reports, suggestions, questions or recommendations from the outside auditors, the Chief Executive Officer, the Chief Financial Officer, the Chief Accounting Officer, the Vice President-Internal Audit or the General Counsel of the Corporation (or other appropriate officers or employees), respectively, relating to the responsibilities and functions of the Audit Committee;

  (q) to review, at least annually, management's procedures and policies to implement and maintain adequate and effective internal accounting controls in the Corporation and review management's programs to assure compliance with the Foreign Corrupt Practices Act of 1977 and accounting and financial recordkeeping provisions under the Exchange Act and other federal and state laws;

  (r) to prepare any report, including any recommendation of the Audit Committee, required by the rules of the Securities and Exchange Commission to be prepared by the Audit Committee and included in the Corporation's annual proxy statement;

  (s) to review this Charter at least annually and recommend any changes to the Board of Directors;

  (t) to report its activities to the Board of Directors on a regular basis and to make such recommendations with respect to the above and other matters as the Audit Committee may deem necessary or appropriate; and

  (u) to consult with management regarding the promotion of ethical business behavior, including the administration of the Corporation's Global Business Standards.

   4. Meetings of the Audit Committee. The Audit Committee shall meet as often as is necessary to carry out the duties and powers referred to herein. Meetings of the Audit Committee shall be held in accordance with the Bylaws of the Corporation.

   5. Authority of Audit Committee. The Audit Committee shall have the authority, and access to the necessary resources, appropriate to discharge its responsibilities, including, without limitation, the authority to engage outside auditors for special audits, reviews and other procedures and to retain special counsel and other experts and consultants.

[Logo of Sara Lee]
SARA LEE CORPORATION
SHAREHOLDER SERVICES
70 W. MADISON STREET
THREE FIRST NATIONAL PLAZA
CHICAGO, IL 60602-4260


THREE WAYS TO PROVIDE INSTRUCTIONS!

Providing instructions by Internet or telephone is convenient and saves money. If you wish, you may still provide instructions by mail.

INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions. Have your Form of Proxy in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to create an electronic voting instruction form.

TELEPHONE - 1-800-690-6903
Use any touch-tone telephone from within the U.S. to transmit your voting instructions. Have your Form of Proxy in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below, then follow the simple instructions provided.

MAIL
Mark, sign and date your Form of Proxy and return it in the postage-paid envelope we've provided or return to Sara Lee Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

If you provided instructions by Internet or phone, please do not mail this form.

THANK YOU




TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

                                                          SARA01                                 KEEP THIS PORTION FOR YOUR RECORDS
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                DETACH AND RETURN THIS PORTION ONLY
                                        THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

SARA LEE CORPORATION

The Board of Directors recommends a vote FOR proposals 1 and 2, and AGAINST proposals 3 and 4.
                                         ---                        -------

  1.   Election of fifteen Directors
      01) P. Allaire     06) V. Jordan, Jr.       11) C. Steven McMillan                                   For   Withhold   For All
      02) J. Bryan       07) J. Ketelsen          12) F. Meysman                                           All     All      Except
      03) C. Coker       08) H. van Liemt         13) R. Ridgway                                           [_]     [_]        [_]
      04) J. Crown       09) J. Manley            14) R. Thomas
      05) W. Davis       10) Cary D. McMillan     15) J. Zeglis

To withhold authority to vote, mark "For All Except" and write the nominee's number on the line below.

________________________________________________________________________

  Vote On Proposals
                                                                                                            For   Against  Abstain
  2.  Ratification of the appointment of Arthur Andersen LLP as our independent public accountants for      [_]     [_]      [_]
      the 2002 fiscal year.

  3.  Vote on a stockholder proposal regarding Sara Lee's charitable contributions.                         [_]     [_]      [_]

  4.  Vote on a stockholder proposal regarding genetically engineered foods.                                [_]     [_]      [_]

  The Proxy holder may vote and otherwise represent the undersigned on any other matter which may properly come before the meeting or any adjournment or postponement thereof in the discretion of the Proxy holder.

  Each of the foregoing proposals is more fully described in the accompanying proxy statement.

  NOTE: Please sign exactly as your name or names appear above. For joint accounts, each owner should sign. When signing as officer, executor, administrator, attorney, trustee or guardian, or in any other legal capacity, please give your full title(s) under signature(s).

  _________________________________________                                                    ________________________________
  Signature (PLEASE SIGN WITHIN BOX)   Date                                                    Signature (Joint Owners)  Date


                               Admission Ticket

                              (Not Transferable)       [Logo of Sara Lee Corp.]

     2001 Annual Meeting of Stockholders
     10 a.m. (EDT), October 25, 2001

     DoubleTree Inn at the Colonnade
     4 West University Parkway
     Baltimore, Maryland

     Please present this admission ticket in order to gain admittance to the meeting. This ticket admits only the stockholder listed on the reverse side and is not transferable.

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

     The Annual Meeting of Stockholders of Sara Lee Corporation will be held on Thursday, October 25, 2001, at 10:00 a.m. (EDT), at the DoubleTree Inn at the Colonnade, 4 West University Parkway, Baltimore, Maryland. Stockholders owning shares at the close of business on August 31, 2001, are entitled to attend and vote at the meeting. Stockholders will act on the election of fifteen members of the board of directors, vote on the ratification of independent public accountants for the 2002 fiscal year, vote on two stockholder proposals and transact such other business as may properly come before the meeting.

--------------------------------------------------------------------------------
                        /\  DETACH PROXY CARD HERE  /\


                            [Logo of Sara Lee Corp]

                             SARA LEE CORPORATION

  PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING, OCTOBER 25, 2001

The undersigned holder of common stock or Series A ESOP Convertible Preferred Stock of Sara Lee Corporation, a Maryland corporation (the "Company"), hereby appoints C. Steven McMillan, Cary D. McMillan and Roderick A. Palmore, or any of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the Annual Meeting of the Stockholders of the Company to be held at the DoubleTree Inn at the Colonnade, 4 West University Parkway, Baltimore, Maryland, on October 25, 2001, at 10:00 a.m. (EDT), and any postponement or adjournment thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned acknowledges receipt of the Notice of the Annual Meeting of Stockholders and of the accompanying proxy statement and revokes any proxy heretofore given with respect to such meeting, the votes entitled to be cast by the undersigned will be cast as instructed. IF THIS PROXY IS EXECUTED BUT NO INSTRUCTION IS GIVEN, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST "FOR" EACH OF THE NOMINEES FOR DIRECTOR, "FOR" PROPOSAL 2 AND "AGAINST" PROPOSALS 3 AND 4, EACH OF WHICH IS SET FORTH ON THE REVERSE SIDE HEREOF, AND IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

     IMPORTANT -- This Proxy must be signed and dated on the reverse side.